Exhibit 99.1

Holly Energy Partners Declares Distribution
Increases quarterly distribution from $0.795 to $0.805 per unit

DALLAS, TX, January 27, 2010 — Holly Energy Partners, L.P. (NYSE:HEP) today announced declaration of its cash distribution, for the fourth quarter of 2009, of $0.805 per unit. For the prior quarter, $0.795 was distributed to unitholders. Holly Energy has increased its distribution to unitholders every quarter since becoming a public partnership in July 2004. This increase marks the twenty-first consecutive quarterly increase. The distribution will be paid February 12, 2010, to unitholders of record February 5, 2010.

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including Holly Corporation, which currently owns a 34% interest (which includes a 2% general partner interest) in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Idaho and Utah. In addition, the Partnership owns a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area.

FOR FURTHER INFORMATION, Contact:

Bruce Shaw, Senior Vice President & Chief Financial Officer
M. Neale Hickerson, Vice President, Investor Relations
Holly Energy Partners
214/871-3555